                            ERLY INDUSTRIES INC.
                         10990 WILSHIRE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90024

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To be Held September 6, 1995


TO THE SHAREHOLDERS OF ERLY INDUSTRIES INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ERLY Industries Inc. (the "Company"), a California corporation, will be held on Wednesday, September 6, 1995 at 10:00 a.m., at the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California, for the following purposes as more fully described in the accompanying proxy statement:

     1. To elect five directors to serve until the next Annual Meeting of Shareholders;

     2. To amend the Articles of Incorporation of the Company to increase the number of authorized shares of the Company's common stock, $.01 par value, from 5,000,000 shares to 15,000,000 shares;

     3. To approve the Incentive Compensation Plan of American Rice, Inc. (a subsidiary of the Company);

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Thursday, August 3, 1995 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment thereof.


     WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, MANAGEMENT URGES YOU TO COMPLETE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. A SELF-ADDRESSED POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED PROXY.


                                   By Order of the Board of Directors,


                                   Thomas A. Whitlock
                                   Vice President and
                                   Assistant Secretary

Los Angeles, California
August 3, 1995

                          IMPORTANT

     BY SIGNING AND RETURNING THE ENCLOSED PROXY PROMPTLY, YOU WILL SAVE YOUR COMPANY FOLLOW-UP EXPENSE IN CONNECTION WITH THIS PROXY SOLICITATION.

                     ERLY INDUSTRIES INC.
                  10990 WILSHIRE BOULEVARD
                LOS ANGELES, CALIFORNIA 90024



                       PROXY STATEMENT

                      _________________


          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                      September 6, 1995


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ERLY Industries Inc. ("ERLY" or the "Company") for use at the Company's Annual Meeting of Shareholders to be held on September 6, 1995, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. It is anticipated that this Proxy Statement will be mailed to shareholders on or about August 9, 1995. All expenses incident to the preparation and mailing of, or otherwise making available to all Shareholders, the Notice, Proxy Statement and Form of Proxy, are to be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company.

     Shares represented by proxies in the accompanying form which are returned properly executed will be voted in accordance with the proxy, unless previously revoked. A proxy given pursuant to the solicitation may be revoked at the option of the person executing it at any time prior to the exercise of the powers conferred, by the filing with the Secretary or Assistant Secretary of the Company of an instrument revoking such proxy or of a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                       VOTING SECURITIES

     Only Shareholders of record of the Company's Common Stock at the close of business on August 3, 1995 will be entitled to vote at the Meeting, or at any adjournment thereof. On that date, the Company had outstanding 3,718,272 shares of Common Stock. Each share is entitled to one vote, subject, however, to the right of each Shareholder to cumulate his votes in the election of directors. (For an explanation of cumulative voting, see "Election of Directors" herein).


          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT

     The following table sets forth information regarding the ownership of the Company's Common Stock as of June 30, 1995 of (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Compensation Table; and
(iv) all directors and executive officers of the Company and its subsidiaries as a group. Except as indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned by each stockholder.


      Name and address of             Amount and nature of    Percent of
       beneficial owner               beneficial ownership      class *
     --------------------------       --------------------    ----------
     Gerald D. Murphy, Chairman         1,517,191 shares        37.4%
       ERLY Industries Inc.                Direct (1) and
       10990 Wilshire Blvd.                Indirect (2)(7)
       Los Angeles, CA 90024

     Internationale Nederlanden           725,294 shares        15.0%
       (U.S.) Capital Corporation          Direct (3)
       135 E. 57th Street
       New York, NY 10222-2101

     Douglas A. Murphy, President         506,502 shares        12.5%
       and Director                        Direct (4)
       ERLY Industries Inc.
       10990 Wilshire Blvd.
       Los Angeles, CA  90024

     State Treasurer of the               372,368 shares        10.0%
     State of Michigan                     Direct (5)
       301 W. Allegan Street
       Lansing, MI  48922

     William H. Burgess, Director         283,000 shares         7.6%
       550 Palisades Drive                 Direct
       Palm Springs, CA 92262

     Gentleness                           220,000 shares         5.9%
       P.O. Box N7776                      Direct (6)
       Lyford Cay
       Nassau, Bahamas

     Bill J. McFarland, Director          34,791 shares           .9%
       ERLY Industries Inc.                Direct
       10990 Wilshire Blvd.
       Los Angeles, CA  90024

     Richard N. McCombs                   38,651 shares          1.0%
       Vice President and                  Direct
       Chief Financial Officer
       ERLY Industries Inc.
       10990 Wilshire Blvd.
       Los Angeles, CA  90024

     Alan M. Wiener, Director               --                    --
       ERLY Industries Inc.
       10990 Wilshire Blvd.
       Los Angeles, CA  90024


     All directors and executive
       officers as a group
       (11 persons)                    1,933,535 shares (8)     47.7%


     * The percentages of shares held assume that options or convertible notes held by the particular individual, if any, have been exercised or converted, and no others.

     (1) Mr. Gerald D. Murphy, Chairman of the Board of the Company, is the record holder of 1,006,696 shares.

     (2) Mr. Gerald D. Murphy's indirect beneficial ownership represents 510,495 shares owned (1) directly by his son Douglas A. Murphy, President of the Company, and (2) held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 3,993 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 506,502 shares owned directly by his son, Douglas A. Murphy.

     (3) International Nederlanden (U.S.) Capital Corporation ("ING Capital") filed a Schedule 13D in March 1995 concerning possible beneficial ownership of 483,529 shares, as adjusted, (on a fully diluted basis) of ERLY Industries Inc. common stock. The potential ownership consists of stock that may be purchased pursuant to two warrant issues: (i) An "A" Warrant, exercisable into 241,765 shares at $.01 per share any time after April 1, 1996, and (ii) a "B" Warrant, exercisable into 241,765 shares at $.01 per share after April 1, 1995. These warrants were issued as an inducement and condition to certain loans and financial accommodations made by ING Capital for the benefit of ERLY as well as for general investment purposes. The warrants may be redeemed by the Company prior to April 1, 1996 upon receipt of certain payments by ING Capital as described below.

          ING Capital was also issued additional warrants to purchase 5% of ERLY's common stock at $.01 per share, in conjunction with the extension of debt relating to the Company's subsidiary, ERLY Juice Inc. ("ERLY Juice") in February 1995. These warrants become exercisable on April 1, 1996, expire in 2004 and will be canceled if the ERLY Juice debt plus accrued interest is repaid by April 1, 1996. At the same time, the "A" and "B" warrants previously issued were amended to include a call feature, under which the Company could repurchase the warrants at a price of $8.75 per share, assuming the ERLY Juice debt is repaid before April 1, 1996, the expiration date of the call feature. The call feature also eliminates the redemption provision, until the call period expires.

          In June 1995, the February extension was amended to reduce the $8.75 call price per share to $5.50 per share if the ERLY Juice debt is repaid before September 30, 1995. In such event, the call feature will be extended through September 30, 1996. If the ERLY Juice debt is not repaid in accordance with the agreements discussed above, or the call option is not exercised, the Company would have outstanding warrants to purchase approximately 725,000 shares of common stock at $.01 per share, all of which would be subject to redemption at the current market price of ERLY's stock.

     (4) Mr. Douglas A. Murphy, President of the Company, is the record holder of 173,356 shares and has the right to acquire an additional 66,550 shares pursuant to options granted under the 1982 Incentive Stock Option Plan described under "Executive Compensation." In addition, Mr. D.A. Murphy has the right to acquire an additional 266,596 shares pursuant to the conversion features of a $1,000,000 note receivable from the Company described under "Transactions With Management" in this Proxy Statement.

     (5) Includes 300,000 shares of redeemable common stock issued in 1992. The shares are subject to an agreement to repurchase all of such stock at a price of $6.00 per share, at the option of the holder, over a four-year period beginning January 1, 1994.

     (6) Based upon Schedule 13D filed as of October 30, 1992 with the Securities and Exchange Commission. Gentleness is an Isle of Man Corporation indirectly controlled by John M. Templeton. Mr. Templeton may be deemed to be the beneficial owner of the shares of ERLY owned by Gentleness by virtue of his ability to direct the voting or disposition of such shares.

     (7) Kingwood Lakes South, L.P., a partnership created to build a residential development near Houston, Texas filed a Schedule 13D on April 7, 1995 concerning possible beneficial ownership of 333,333 shares of ERLY Industries Inc. common stock. The partnership holds the stock as a security interest against a promissory note in the principal amount of $1,500,000 issued by Mr. Gerald D. Murphy as a capital contribution to the partnership.

     (8) The number of shares shown as beneficially owned by all directors and officers as a group includes stock options held by officers to purchase 115,131 shares under the Company's Incentive Stock Option Plan and 266,596 shares issuable pursuant to a note payable by the Company described under "Transactions With Management."


     Mr. Gerald D. Murphy has pledged 730,633 shares of his ERLY Industries stock as collateral for personal loans totaling $2,307,500 from three financial institutions and a partnership.

     Mr. Douglas A. Murphy has pledged 150,175 shares of ERLY Industries stock as collateral for a personal loan totaling $273,000 from a financial institution.

     In conjunction with a transaction completed in May 1993, ERLY combined its investment in its wholly owned subsidiary, Comet Rice, Inc. into American Rice, Inc. ("ARI"). As a result of the transaction, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. ERLY's ownership in ARI consists of 777,777 shares of ARI Common Stock, 777,777 shares of Series A Preferred Stock (each share of which is convertible into one share of ARI Common Stock), and 2,800,000 shares of Series B Preferred Stock (each share of which is convertible into two shares of ARI Common Stock).

     If ERLY were to convert all of the shares of Series A Preferred Stock and Series B Preferred Stock owned by it, ERLY would hold 7,155,554 shares, or approximately 81% of the outstanding shares, of ARI common stock.

     Because of their positions as directors and significant shareholders of ERLY Industries, Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess could be deemed to be the beneficial owners of the ARI stock owned by ERLY Industries.



             PROPOSAL 1 - ELECTION OF DIRECTORS

     Five directors shall be elected at the meeting to serve until the next annual meeting and until their successors shall be elected and qualified. In voting for directors, each shareholder has the right, as provided by the Bylaws and by California law, to cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or to distribute that total number of votes among as many candidates as he desires. The five candidates receiving the highest number of votes will be elected.

     In the election of directors, the votes represented by proxies received pursuant to this solicitation will be distributed among the five nominees listed below to the end that, within the limitations of cumulative voting, the maximum number of said nominees will be elected. Should any of the said nominees become unavailable, discretionary authority is reserved to vote or refrain from voting for other nominees or to distribute the votes among all remaining nominees.

               NOMINEES FOR BOARD OF DIRECTORS

     The names of the nominees and certain information about each of them as of the Record Date are set forth below:

                           Date elected       Number of shares      Percent
                           as director        of common stock          of
Name of nominee     Age    of company        beneficially owned      class
-----------------   ---    ------------      ------------------     -------

Gerald D. Murphy     67     April 1964           1,517,191            37.4%

Mr. Murphy has served as Chairman of the Board and Chief Executive Officer of ERLY Industries Inc. since formation of the Company in 1964. He has served as Chairman of the Board of American Rice, Inc. (which is 81% owned by ERLY effective May 1993) since 1993 and as a Director of ARI since 1988. He also serves as a Director of Pinkerton's, Inc., a security and investigation services firm, and High Resolution Sciences, Inc., a technological corporation.

Douglas A. Murphy    39    January 1988            506,502            12.5%

Mr. Murphy has served as President of the Company since 1990 and as Chief Operating Officer since 1992. He has also served as President and Chief Executive Officer of American Rice, Inc. since 1993 and as a Director of ARI since 1990. He has served as President of ERLY Juice Inc. since 1988, a subsidiary of the Company, and was President of Comet American Marketing, a division of American Rice, Inc., from 1986 to 1990. He is also a director advisor of Compass Bank Houston.

William H. Burgess   78   September 1975           283,000             7.6%

Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc., a privately held company, and a Director of American Rice, Inc. From 1978 to 1986 Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company listed on the New York Stock Exchange.

Bill J. McFarland    58     August 1986             34,791              .9%

Mr. McFarland has served as Vice President of the Company since 1975 and as Director since 1986. He has served as President of Comet American Marketing and Senior Vice President of American Rice, Inc. since 1993. He was President of ERLY Food Group from 1990 to 1993, President of The Beverage Source from 1979 to 1990 and President of Early California Foods from 1975 until its sale in 1985 (all subsidiaries of the Company).

Alan M. Wiener       57     March 1995                --                --%

Mr. Wiener was appointed as Director of the Company in 1995. He has served as President of Impulse Designs, Inc. since 1974. Prior to that time he held positions with Riviana Foods Inc. and Borden, Inc. He previously served as director of Cal Fame Citrus Products, Inc. and Leisure Technology, Inc.


    Mr. Douglas A. Murphy is the son of Gerald D. Murphy, Chairman of the Board of the Company. There are no other family relationships among the directors of the Company.

    Each of the nominees has sole voting and investment power with respect to shares owned directly by them. Included in common stock beneficially owned by Mr. Douglas A. Murphy and Mr. Bill J. McFarland are options issued in 1988 to purchase 66,550 shares and 26,620 shares, respectively, at $4.51 per share under the Company's Incentive Stock Option Plan. These options expire in 1998.

            COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has four committees with specific responsibilities to support the operations of the full Board. These are the Executive Committee, the Audit Committee, the Compensation and Stock Option Plan Committee and the Profit Sharing Plan Committee. The Board of Directors does not have a Nominating Committee, as the entire Board acts in this capacity.

    The Board of Directors has delegated to the Executive Committee the powers and authority of the Board in the management of the business, except that the Executive Committee is not to: take any actions which could await actions by the Board; approve capital expenditures exceeding $100,000; or, authorize transactions which would be both material and outside the ordinary and normal course of the business of the corporation. Mr. Gerald D. Murphy serves as Chairman of this Committee, and Messrs. Douglas A. Murphy and Burgess are committee members.

    The Audit Committee meets with the Company's independent certified public accountants and reviews the scope and results of the annual audit. Mr. Burgess is Chairman and Mr. McFarland and Mr. Wiener are members of the Audit Committee.

    The Compensation and Stock Option Plan Committee recommends to the Board of Directors proposed compensation programs for all principal officers of the corporation. Mr. Burgess is Chairman and Mr. G.D. Murphy and Mr. Wiener are committee members.

    The Profit Sharing Plan Committee recommends to the Board of Directors proposed contributions by the Company to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan. Mr. Douglas A. Murphy is Chairman and Mr. McFarland is a committee member.

    During the fiscal year ended March 31, 1995, the full Board held three meetings; the Executive Committee took no action; the Audit Committee met twice; the Compensation and Stock Option Plan Committee met once and, the Profit Sharing Plan Committee met one time. Each director was in attendance at 75% or more of all of the meetings of the full Board of Directors and all committees on which each director served.

                  COMPENSATION OF DIRECTORS

    Members of the Board of Directors who are not officers of the Company are compensated on the basis of $2,000 per quarter plus a fee of $1,500 for each meeting attended in person or by telephone. In addition, in fiscal 1995, Mr. Burgess received fees of $18,000 for public relations services provided to the Company.


                   EXECUTIVE COMPENSATION

    The following table sets forth information for each of the three fiscal years ended March 31, 1995 for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries:



                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                Annual Compensation                   Long-term Compensation
                                         ----------------------------------    ------------------------------------

                                                                                     Awards              Payouts
                                                                             -----------------------    ----------
                              Fiscal                              Other                  Securities
                              Year                                Annual     Restricted   Underlying                All Other
     Name and                 ended                               Compen-      Stock      Options/         LTIP      Compen-
Principal Position           March 31     Salary      Bonus($)    sation($)   Awards($)    SARs(#)      Payouts($)   sation($)
------------------           --------    --------    ---------   ---------   ----------  -----------    ----------  ----------
                                                                    (1)         (2)
Gerald D. Murphy               1995      $310,000     $120,160   $ 7,233     $ 43,774          -           -        $  9,060(3)
  Chairman of the Board and    1994       290,000       50,000       588       75,000          -           -         293,507(4)
   Chief Executive Officer of  1993       280,000         -        3,284         -             -           -           6,650(3)
    ERLY Industries Inc.
    Chairman of the Board of
    American Rice, Inc.

Douglas A. Murphy              1995       230,000       93,280     5,791       36,858          -           -           8,914(3)
  President and Chief          1994       210,000       50,000     4,975       75,000          -           -         112,720(5)
    Operating Officer of       1993       195,000         -        6,695         -             -           -           5,143(3)
    ERLY Industries Inc.
  President and Chief
    Executive Officer of
    American Rice, Inc.

Bill J. McFarland              1995       198,000       55,400     4,075       14,263          -           -           7,500(3)
  Vice President of ERLY       1994       190,000        5,000     1,815        5,000          -           -          10,303(3)
    Industries Inc.            1993       185,000         -        2,670         -             -           -           3,700(3)
  Senior Vice President of
    American Rice, Inc.

Thurston F. Teele              1995       183,600      364,000     1,640         -             -           -           7,500(3)
  President of Chemonics       1994       180,000       67,900     1,940         -             -           -           7,340(3)
    International, Inc.        1993       165,000       87,894       748         -             -           -           6,068(3)

Richard N. McCombs             1995       170,000       28,560     2,418        7,347          -           -           8,106(3)
  Vice President and Chief     1994       155,000       74,000     1,954       88,250          -           -          11,135(3)
    Financial Officer of       1993       140,000       10,000     1,933         -             -           -           4,399(3)
    ERLY Industries Inc.
  Executive Vice President
    of Finance and
    Administration of
    American Rice, Inc.


(1) Amounts included in this column reflect: (i) the cost of Company provided automobiles relating to personal use, (ii) the taxable value of life insurance provided by the Company, and (iii) reimbursements under the Company's Executive Medical Plan (the "Plan"). Under the Plan, key executive officers of the Company are entitled to be reimbursed for expenses incurred for medical and dental care provided to the key executive officer and his dependents which are not otherwise covered by other sources.

(2) The number of shares of restricted stock and the market value thereof held by the executive officers listed in the table at March 31, 1995, was as follows: G.D. Murphy, 20,990 shares ($236,137); D.A. Murphy, 20,379 shares ($229,264); B.J. McFarland, 2,402 shares ($27,022); Thurston F. Teele, none; and, R.N. McCombs, 24,065 shares ($270,731). Such shares are restricted for a two-year period from the date of issuance. Although no cash dividends have ever been paid on ERLY common stock, dividends if any, would be paid on restricted stock at the times and in the amounts as dividends paid to all shareholders.

(3) Amounts represent Company contributions to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan.

(4) Amount includes: (1) Company contribution to the ERLY Industries Inc. Employees Profit Sharing Retirement Plan ($13,507); (2) a $180,000 fee for a personal guaranty by G.D. Murphy of an $8 million bank line of credit advance to Comet Rice; and (3) a $100,000 fee ($35,000 cash plus $65,000 of ERLY stock) for a personal guaranty by G.D. Murphy of up to $5 million of bank debt under a letter agreement between ING Bank, ERLY Industries Inc. and ERLY Juice Inc.

(5) Amount includes: (1) Company contribution to the ERLY Industries Inc. Employees Profit Sharing Plan ($12,720); and (2) a $100,000 fee ($35,000 cash plus $65,000 ERLY stock) for a personal guaranty by D.A. Murphy of up to $5 million of bank debt under a letter agreement between ING Bank, ERLY Industries Inc. and ERLY Juice Inc.


    In 1982, the Board of Directors adopted an Incentive Stock Option Plan, which was subsequently approved by the shareholders. Under the Plan, 250,000 shares of ERLY common stock were reserved for the granting of options to key employees. The Plan had a term of 10 years and expired in 1992. The expiration of the Plan has no effect on outstanding options. The purchase price for shares could not be less than the market value of the shares at the date of grant. The options were exercisable 25% a year over a four-year period beginning one year after the date of issuance. Options generally expire ten years from the date of grant.

    As of June 30, 1995, options for 115,131 shares remain outstanding. The market value of the Company's common stock at March 31, 1995 was $11.25 per share, compared to the option price (as adjusted for stock dividends) of $4.51 per share.

    The following table presents information on stock options held by the executive officers named in the Compensation Table at the end of fiscal 1995. During fiscal 1995, Mr. McFarland exercised options granted in 1985 for the purchase of 8,053 shares of ERLY common stock at a price of $3.73 per share. No other officers exercised any stock options during the last three years.


           AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1995
                   AND MARCH 31, 1995 OPTION/SAR VALUES

                                                               Number of
                                                               Securities                        Value of
                                                               Underlying                      Unexercised
                                                               Unexercised                     In-the-Money
                                                             Options/SARs at                  Options/SARs at
                       Shares                               March 31, 1995 (#)             March 31, 1995 ($)(2)
                     Acquired on        Value          --------------------------       --------------------------
     Name            Exercise (#)   Realized ($)(1)    Exercisable  Unexercisable       Exercisable  Unexercisable
------------         ------------   ---------------    -----------  -------------       -----------  -------------

Gerald D. Murphy           -               -                -               -                -             -

Douglas A. Murphy          -               -              66,550            -            $448,547          -

Bill J. McFarland         8,053         $60,559           26,620            -             179,419          -

Thurston F. Teele          -               -                -               -                -             -

Richard N. McCombs         -               -                -               -                -             -



 (1) Market value of underlying securities at the exercise date ($11.25 per share), less the exercise price ($3.73).

(2) Market value of underlying securities at March 31, 1995 ($11.25 per share), less the exercise price ($4.51)


Incentive Compensation Plan - American Rice, Inc.

 The Company owns 81% of the outstanding voting capital stock of American Rice, Inc. In fiscal 1995, ARI's Board of Directors adopted, subject to shareholder approval, an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of ARI are entitled to receive bonuses, in addition to other compensation they may receive from ARI, of 80% cash and 20% ERLY or ARI common stock if the minimum Return on Equity (as defined in the Incentive
Plan) of ARI is achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% will be earned in the following year if ARI achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Unvested bonuses awarded that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for two years following issuance. The Incentive Plan is not subject to any provisions of ERISA.

 ERLY's Board of Directors has also approved the Incentive Plan, subject to shareholder approval, and has reserved 250,000 shares of ERLY's $.01 par value common stock for issuance pursuant to the terms of the Incentive Plan. See "Proposal 3 - Approval of the American Rice, Inc. Incentive Compensation Plan."

                COMPENSATION COMMITTEE INTERLOCKS
                    AND INSIDER PARTICIPATION

    Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors which consists of Mr. William H. Burgess, Chairman, Mr. Gerald D. Murphy and Mr. Alan M. Wiener. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of American Rice, Inc. He is the beneficial owner of 7.6% of the Company's common stock. Mr. Murphy is Chairman and Chief Executive Officer of the Company and is the beneficial owner of 37.4% of the Company's common stock. He is also Chairman of the Board of American Rice, Inc.

    All decisions by the Compensation Committee were reviewed and approved without change, by the full Board of Directors of the Company. Mr. Burgess was responsible for the determination of Mr. G.D. Murphy's compensation as Chief Executive Officer and Mr. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, who is the Chief Executive Officer of the Company, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

    Mr. Burgess and Mr. Murphy are also Directors of American Rice, Inc. Both serve on ARI's Compensation Committee of the Board of Directors, with Mr. Murphy as Chairman of the Committee.

    Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess also serve as Directors of American Rice, Inc. Mr. B.J. McFarland, a Director and Vice President of ERLY, is a Senior Vice President of American Rice, Inc. In addition, Mr. R.N. McCombs, Vice President and Chief Financial Officer of ERLY Industries, is a Director and Executive Vice President of American Rice.

    In March 1987, Mr. Gerald D. Murphy, Chairman of the Board of ERLY Industries Inc., loaned the Company $1.2 million (the "Murphy Note") to help finance a loan by ERLY Industries to Hansen Foods, Inc. The Murphy Note provided for interest at the prime rate plus 4.5%.

    On January 1, 1990, the Murphy Note (with a balance of $1,296,000, including accrued interest) was canceled in exchange for two convertible promissory notes with face amounts of $1,000,000 and $296,000. These notes bore interest at the prime rate plus 2% and were due in full on January 1, 1993. These notes were convertible at any time into ERLY Industries common shares at a conversion price of $5.57 per share, the market price on January 1, 1990 (as adjusted for a 10% stock dividend in September 1990).

    In April 1992, Mr. Gerald D. Murphy sold the $1.0 million note to his son, Douglas A. Murphy, President of the Company. The $296,000 note retained by Mr. G.D. Murphy was repaid through principal payments of $1,000 (1994), $215,000
(1993), $30,000 (1992) and $50,000 (1991).  Mr. Douglas Murphy renewed the $1.0 million note on April 1, 1995. The new note bears interest at the prime rate plus 2%, is due in full on April 1, 1996, and may be converted at any time into ERLY Industries common shares at a conversion price of $3.75 per share, the average market price of ERLY stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note.

                REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee's objectives are to establish compensation programs designed to attract and retain executives who are responsible for achieving the business goals of the Company. The Committee reviews and sets the compensation levels of members of management. It is also responsible for the administration of the Company's various compensation plans including annual salaries and bonuses, the stock option plan, the ERLY Industries Inc. Employees Profit Sharing and Retirement Plan and other benefits provided to executives.


Base Salary Levels

    Base salary levels for ERLY's executive officers increased by approximately 5.9% from fiscal year 1994 to 1995. Historically, the compensation of the executive officers of the Company, including the Chief Executive Officer, has not been formally set by the Committee using specific performance goals or formulas tied to financial benchmarks. Rather, base salary levels for the executives of the Company and its subsidiaries are set annually based on a variety of subjective factors such as: personal performance, current responsibilities, specific accomplishments or events, increase in the consumer price index, future potential contributions to the Company, informal surveys of compensation paid to executive officers holding similar positions in other publicly traded companies of comparable size, and the fiscal year 1994 performance of the Company and the subsidiary or division to which the executive is assigned. When considering executive compensation for fiscal 1995, the Committee considered various contributions in fiscal 1994, including:
(1) the improvement in ERLY's financial results (net income in 1994 was $17.7 million compared to a net loss of $8.7 million in 1993; stockholders' equity increased by $17.6 million to $8.4 million at March 31, 1994; working capital was $2.9 million at March 31, 1994 compared to negative $44.5 million at March 31, 1993; and, sales increased 53% from $219 million in 1993 to $335 million in 1994), (2) the completion of the transaction with American Rice in May 1993, (3) the refinancing of the debt of American Rice and Comet Rice,
(4) the disposition of the Company's juice business in fiscal 1994, and (5) the successful exchange of the Company's 12-1/2% Subordinated Debentures due 1993 for new 12-1/2% Subordinated Debentures due 2002.

    All of the subjective factors were considered by the Committee, and it is not reasonably possible to assign relative significance to these factors on an individual basis.


Bonuses

    In fiscal 1995, ARI's Board of Directors adopted (Proposal No. 3 herein) an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of ARI are entitled to receive bonuses that are payable 80% in cash and 20% in common stock if certain specified Returns on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% is earned in the following fiscal year if ARI achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Any portion of the bonus that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for two years following issuance. The Incentive Plan is not subject to any provisions of ERISA. See "Proposal 3 - Approval of the American Rice, Inc. Incentive Compensation Plan."

    The Company's subsidiary, Chemonics International, Inc., has a bonus plan covering certain executives, including the President of the subsidiary, T.F. Teele, who is listed in the Summary Compensation Table under "Executive Compensation." Bonuses are paid according to computations which consider:
(a) Results for the year based on a minimum return on equity (15%), and
(b) results for the year in excess of budgeted targets.

    Under ERLY's executive compensation program covering corporate and divisional executives other than ARI personnel and Chemonics International personnel (who are covered by bonus plans described above), bonuses of stock and/or cash may be awarded in recognition of achievement during a year. Individual performance is assessed considering both qualitative and quantitative performance; however, the individual performance reviews relating to bonuses have been conducted on a subjective, non-formula basis. Cash and stock bonuses were awarded to executive officers in 1995 to acknowledge various contributions in fiscal 1995, including: (1) the improvement in ERLY's operating results (excluding non-recurring, non-cash items in 1994); stockholders' equity increased by $8.4 million for the year to $16.8 million at March 31, 1995; working capital was $15.9 million at March 31, 1995 compared to $2.9 million last year; and, sales increased 37% from $335 million in 1994 to $460 million in 1995.

Other

    The Company provides insured medical benefits to executive officers that are generally available to all full-time employees of the Company. Executive officers also are eligible to participate in the ERLY Industries Inc. Employees Profit Sharing and Retirement Plan on the same basis as all other eligible employees of the Company. The Company provides additional benefits to executive officers through executive medical coverage and company provided automobiles.

    Amounts paid in fiscal 1995 under the above described plans and programs for the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries are included in the Summary Compensation Table and related footnotes presented in the "Executive Compensation" section.


Compensation of Chief Executive Officer in 1995

    In considering the amount of compensation for fiscal year 1995 for Mr. Gerald D. Murphy, Chief Executive Officer, the Committee (excluding Mr. G.D. Murphy) and the Board considered the improved financial results reported by the Company in 1995 as described above, and contributions made by Mr. Murphy to enhance the long-term growth of the Company which included: the significant export sales of rice to the Far East in 1994 and 1995; the establishment of a joint venture for rice operations in Vietnam; and, the coordination of other potential export opportunities.

    As with the Company's other executives, Mr. G.D. Murphy's 1995 salary was based on the various subjective factors detailed under the caption "Base Salary Levels" above. Mr. Murphy's base salary increased from $290,000 in 1994 to $310,000 in 1995, a 6.9% increase. Mr. Murphy also received a bonus of $163,934 in 1995 (consisting of $120,160 cash and $43,774 in ERLY stock). Of this amount, $130,954 was paid pursuant to the terms of the ARI Incentive Compensation Plan. The balance ($32,980) was paid in recognition of the favorable financial results recorded by the Company's other operating entities, Chemonics International and Fire-Trol, in fiscal year 1995.

    In 1993, the U.S. Treasury Department issued regulations (Section 162(m) to the Internal Revenue Code) that prevent publicly traded companies from receiving tax deductions on compensation paid to its executive officers in excess of $1 million. The Company has not paid, and does not currently anticipate paying compensation at these levels, and therefore, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future.


    COMPENSATION COMMITTEE
    ERLY INDUSTRIES INC.



    William H. Burgess, Chairman
    Gerald D. Murphy
    Alan M. Wiener




                     STOCK PRICE PERFORMANCE

    The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (ii) the Total Return Index for Standard and Poor's Food Products Companies. The comparison covers the five-year period from April 1, 1990 to March 31, 1995, the end of ERLY's 1995 fiscal year and assumes that $100 was invested at the beginning of the period in ERLY Common Stock and in each index.

    The stock price performance shown on the graph is not necessarily indicative of future price performance.



                                         Total Return      S & P
                                           for the         Food
                              ERLY       NASDAQ Stock    Products
                           Industries       Market -     Companies
Measurement Period            Inc.      U.S. Companies     Index
------------------         ----------   --------------   ---------

At April 1, 1990               $100         $100           $100

FYE March 31, 1991               98          114            137
FYE March 31, 1992               46          146            149
FYE March 31, 1993               43          167            163
FYE March 31, 1994               59          180            150
FYE March 31, 1995              152          201            179


               COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

    Executive officers and directors of the Company are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. The Company has reviewed such reports received by it and believes that, except as specified below, all of its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended March 31, 1995.

    The Form 3 that initially reported Mr. Alan M. Wiener's appointment as a director of the Company, reflecting no beneficial ownership of ERLY common stock, was not filed until May 1995. The Form 3 to initially report Mr. Thurston F. Teele, President of the Company's subsidiary Chemonics International, Inc., as a reporting person, was not filed until May 1995. No beneficial ownership of ERLY common stock was reported by Mr. Teele.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

    In March 1987, Mr. Gerald D. Murphy, Chairman of the Board of ERLY Industries Inc., loaned the Company $1.2 million (the "Murphy Note") to help finance a loan by ERLY Industries to Hansen Foods, Inc. The Murphy Note provided for interest at the prime rate plus 4.5%.

    On January 1, 1990, the Murphy Note (with a balance of $1,296,000, including accrued interest) was canceled in exchange for two convertible promissory notes with face amounts of $1,000,000 and $296,000. These notes bore interest at the prime rate plus 2% and were due in full on January 1, 1993. These notes were convertible at any time into ERLY Industries common shares at a conversion price of $5.57 per share, the market price on January 1, 1990 (as adjusted for a 10% stock dividend in September 1990).

    In April 1992, Mr. Gerald D. Murphy sold the $1.0 million note to his son, Douglas A. Murphy, President of the Company. The $296,000 note retained by Mr. G.D. Murphy was repaid through principal payments of $1,000 (1994), $215,000
(1993), $30,000 (1992) and $50,000 (1991).  Mr. Douglas Murphy renewed the $1.0 million note on April 1, 1995. The new note bears interest at the prime rate plus 2%, is due in full on April 1, 1996, and may be converted at any time into ERLY Industries common shares at a conversion price of $3.75 per share, the average market price of ERLY stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note.


CERTAIN BUSINESS RELATIONSHIPS

    In conjunction with a transaction completed in May 1993, ERLY combined its investment in its wholly owned subsidiary, Comet Rice, Inc. into American Rice, Inc. As a result of the transaction, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. ERLY's ownership in ARI consists of 777,777 shares of ARI Common Stock (each share of which is entitled to one vote), 777,777 shares of Series A Preferred Stock (each share of which is entitled to one vote and is convertible into one share of ARI Common Stock), and 2,800,000 shares of Series B Preferred Stock (each share of which is entitled to two votes and is convertible into two shares of ARI Common Stock). Because of their positions as directors and significant shareholders of ERLY Industries, Messrs. G.D. Murphy, D.A. Murphy, and W.H. Burgess could be deemed to be the beneficial owners of the ARI stock owned by ERLY Industries.

    Messrs. G.D. Murphy, D.A. Murphy and W.H. Burgess also serve as Directors of American Rice, Inc. Mr. B.J. McFarland, a Director and Vice President of ERLY, is a Senior Vice President of American Rice, Inc. In addition,
R.N. McCombs, Vice President and Chief Financial Officer of ERLY Industries, is a Director and Executive Vice President of American Rice.


    PROPOSAL 2 - AMENDMENT OF THE ARTICLES OF INCORPORATION TO
     INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Company's presently authorized capital stock consists of 5,006,000 shares, of which 5,000,000 shares are common stock, par value $.01 per share, and 6,000 shares are preferred stock, par value $100.00 per share. The Board of Directors has adopted a resolution declaring it advisable that the number of authorized shares of the Company's common stock be increased to 15,000,000 shares, and directing that the proposed amendment to the Company's Articles of Incorporation be considered by the stockholders at the Annual Meeting. As of June 30, 1995, 3,718,272 shares of common stock were issued and outstanding. There are no issued or outstanding shares of preferred stock.

    The proposed increase in number of authorized common shares would be accomplished by amending the second paragraph of the Fourth Article of the Articles of Incorporation of the Company to read as follows:

    "The total number of shares of common stock which the Corporation is authorized to issue is 15,000,000 shares; the aggregate par value of all said shares of common stock is $150,000; and the par value of each such share is $.01."


Purposes and Effects of the Proposed Amendment

    The proposal to increase the number of authorized common shares is intended to allow the Company to cover any exercise of outstanding common stock warrants and stock options, and any which may be granted in the future, and to increase the Company's flexibility to conduct future operations, including the issuance, distribution, exchange or reservation of shares of common stock for stock dividends, acquisitions, financings, executive equity compensation plans and employee profit sharing plans by increasing the number of shares of common stock that can be issued without further shareholders approval. Although there are no current plans to issue any additional shares of common stock (unless existing warrants or stock options are exercised and other than shares that may be issued under The ERLY Industries Inc. Employees Profit Sharing Retirement Plan or under ARI's Incentive Compensation Plan discussed in Proposal 3), the Board of Directors believes that the adoption of these proposals will enable the Company to promptly and appropriately respond to business opportunities, such as opportunities to raise additional equity capital or to finance acquisitions with common stock and to take corporate action on, for example, stock splits and stock dividends and employee benefit plans. Given the number of shares currently available for issuance, the Company may not be able to effect certain of these transactions without obtaining shareholder approval for an increase in the number of shares it is authorized to issue. The cost, prior notice requirements and delay involved in obtaining shareholder approval at the time that corporate action may become desirable could eliminate the opportunity to effect the action or reduce the expected benefits.

    The additional shares of common stock proposed to be authorized generally will be available for issuance without any requirement for further shareholder approval, unless shareholder action is required by applicable law or by the rules of the National Association of Securities Dealers, Inc. Although the Board of Directors will authorize the issuance of additional shares only when it considers doing so to be in the best interest of shareholders, the issuance of additional common stock may, among other things, have a dilutive effect on earnings and earnings per share of common stock and on the voting rights of holders of shares of common stock. The Company's shareholders do not have any preemptive rights to subscribe for additional common stock or any that may be issued. (Although the Board of Directors has not, at this time, made a determination as to whether it will adopt a shareholder rights plan, the Board of Directors may determine at a future time to use the additional shares for that purpose). In addition, although the Board of Directors has no current plans to do so, shares of common stock could be issued in various other transactions that would make a change in control of the Company more difficult or costly and, therefore, less likely. For example, shares of common stock could be sold privately to purchasers who might support the Board of Directors in a control contest or to dilute the voting or other rights of a person seeking to obtain control. The Company is not aware of any effort to obtain control of the Company by a tender offer, proxy contest, or otherwise, and the Company has no present intention to use the increased shares of authorized common stock for anti-takeover purposes.

    The proposed amendment to the Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. The Board of Directors recommends that the stockholders vote "FOR" approval of the proposed amendment to the Articles of Incorporation of the Company.


       PROPOSAL 3 - APPROVAL OF THE AMERICAN RICE, INC.
                  INCENTIVE COMPENSATION PLAN

    The ARI Incentive Compensation Plan (the "Incentive Plan") was adopted by the ARI Board of Directors in 1994 as an incentive for the key employees of ARI to attain a continuity of superior earnings over a sustained period of time and thus to enhance the long-term value of ARI. Furthermore, this plan is intended to help ARI attract and retain persons of outstanding ability.

    Key management employees of ARI who are department managers, assistant vice-presidents, vice-presidents, senior or executive vice-presidents or the chief operating officer may participate in the Incentive Plan on a year to year basis at the discretion of ARI's chief executive officer. ARI's chief executive officer and chairman automatically participate in the Incentive Plan at the levels specified.

    ARI employees who participate in the Incentive Plan will receive a percentage of their base salary as a bonus based on ARI's Return on Equity as follows:




                                  Return on Equity
                   ---------------------------------------------------
Title or            15.00%     18.00%     21.00%     24.00%
Office (1)         to 17.99%  to 20.99%  to 23.99%  to 26.99%  27.00+%
------------------ ---------  ---------  ---------  ---------  -------
Department Manager/
  Assistant Vice
  President            5%        10%        20%        30%         40%

Vice President        10%        20%        30%        50%         65%

Senior Vice
  President           10%        25%        50%        75%        100%

Executive Vice
  President           15%        30%        60%        90%        120%

President             15%        30%        60%        105%       135%

Chairman              15%        30%        60%        105%       135%


(1) Plan participants holding more than one of the indicated titles shall not be entitled to more than one bonus, but rather shall participate at the highest bonus level indicated.

    Bonuses are seventy percent (70%) earned in the year that ARI Return on Equity is fifteen percent (15%) or greater and the remaining thirty percent (30%) is earned in the following fiscal year if ARI achieves a Return on Equity of fifteen percent (15%) or greater in such subsequent fiscal year. All bonuses are payable eighty percent (80%) in cash and twenty percent (20%) in shares of $.01 par value common stock of ERLY or $1.00 par value common stock of ARI (the "Incentive Shares").

    Any unearned cash bonus and Incentive Shares issuable under the Incentive Plan will be forfeited upon voluntary termination of employment by a participant. Further, no Incentive Shares issued under the Incentive Plan can be sold, transferred, assigned or conveyed for two years following their issuance.

    The Summary Compensation Table (see - "Executive Compensation") includes amounts awarded by ARI under the Incentive Plan for the fiscal year ended March 31, 1995 for G.D. Murphy, D.A. Murphy, B.J. McFarland and R.N. McCombs. The following table sets forth additional information regarding amounts awarded under the Incentive Plan for fiscal 1995:

                                    Number of Employees
                                          in Group          Amount Awarded
                                    --------------------    --------------
     Executive Group                         8                $490,340

     Non-Executive Director Group            -                    -

     Non-Executive Officer Employee Group    3                  50,554

 The Incentive Plan is not subject to any provisions of ERISA.

 Approval of the Incentive Plan requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. The Board of Directors recommends that the shareholders vote "FOR" approval of the American Rice, Inc. Incentive Compensation Plan.


             RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

 Deloitte & Touche LLP has been the Company's independent certified public accountants since the inception of the Company in 1964 and will continue to perform in this capacity for the coming year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


OTHER MATTERS

 The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting. However, if any other business shall properly come before the Meeting, votes may be cast pursuant to the proxies solicited hereby in respect to such other business in accordance with the best judgment of the person or persons acting under the proxies.

                    1996 SHAREHOLDER PROPOSALS

Any proposal a shareholder of the Company wishes to have presented at the 1996 Annual Meeting of Shareholders must be received by the Company on or before May 31, 1996.



                                  By Order of the Board of Directors



                                  Thomas A. Whitlock
                                  Vice President and
                                  Assistant Secretary


Los Angeles, California
August 3, 1995


PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED POSTAGE PREPAID ENVELOPE.

                           EXHIBIT A

                      AMERICAN RICE, INC.
                  INCENTIVE COMPENSATION PLAN


    THIS INCENTIVE COMPENSATION PLAN (the "Plan") is adopted as of the 1st day of April, 1994, by American Rice, Inc., a Texas corporation ("ARI").

1. Purpose of the Plan. The Plan is intended as an incentive for the key employees of ARI and its subsidiaries (collectively the "Company") to attain a continuity of superior earnings over a sustained period of time and thus to enhance the long-term value of the capital stock of the Company to ARI shareholders. Furthermore, this Plan is intended to help the Company attract and retain persons of outstanding ability.

2.  Effective Date.  The Plan shall become effective only after:

(a)  it is approved by the Board of Directors;

(b) certain authorized but unissued shares of ERLY Industries Inc., the Company's parent corporation ("ERLY"), are set aside to fulfill the purposes of the Plan.

3. Definitions. As used herein, the following terms have the meaning set forth unless the context clearly indicates to the contrary:

(a) ARI Shares. "ARI Shares" means shares of the Company's $1.00 par value common stock.

(b) The Company. The "Company" shall mean American Rice, Inc., a corporation organized under the laws of the State of Texas, its subsidiaries, and any successors thereto.

(c) The Board of Directors. The "Board of Directors" shall mean the Board of Directors of the Company as it may be constituted from time to time.

(d) The Committee. The "Committee" shall mean the committee as appointed by the Board of Directors to administer this Plan. If no Committee is specifically appointed, the Committee shall be composed of the entire Board of Directors.

(e) The Employees. The "Employees" shall mean the present or future officers and employees of the Company.

(f) ERLY Shares. ERLY Shares means shares of the $0.01 par value common stock of ERLY.

(g) Company Equity. "Company Equity" shall mean total stockholders' equity as reflected on the Company's audited consolidated balance sheet at the end of the fiscal year immediately preceding each Award Year; provided, however, the Company Equity, as of the end of such fiscal year shall not include any increase or decrease in Company Equity related to push down accounting adjustments to Company Equity required by mergers or acquisitions. Any such adjustment amount eliminated from Company Equity shall be specifically approved by the Committee.

(h)  Fair Market Value.  "Fair Market Value" shall mean with respect to a Share
(i) if traded on the National Association of Securities Dealers, Inc. (the "NASD") National Market System ("NMS"), the last price of a Share sold on the last trading day on any relevant date or, if there is no trading on such date, the next preceding date on which there were sales of Shares, as published in the NASDAQ National Market Issues report in the Southwestern Edition of the Wall Street Journal, (ii) if listed on a national securities exchange (an "exchange"), the mean between the highest price and the lowest price at which a Share shall have been sold "regular way" on an exchange on the applicable date or, if there are no sales on said date, then on the next preceding date on which there were sales of Shares, (iii) if the Shares are not traded on the NMS or listed on an exchange, the mean between the bid and asked prices last reported by the NASD for the over-the-counter market on the applicable date, or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iv) if the Shares are not traded on the NMS or listed on an exchange and quotations for the Shares are not reported by the NASD, the fair market value determined by the Committee.

(i) Incentive Shares. "Incentive Shares" shall mean the Shares to be issued pursuant to Paragraph 7(d) of this Plan.

(j) The Plan. The "Plan" shall mean the American Rice, Inc. 1994 Incentive Compensation Plan as presently adopted and as may be amended from time to time.

(k) Return on Equity. For any Award Year, the term "Return on Equity" for the Company shall mean the earnings from continuing operations before income taxes and extraordinary items for the Company divided by the relevant Company Equity; provided, however, said earnings shall not include any increase or decrease related to pushdown accounting adjustments required by mergers or acquisitions or from the sale of ARI's Houston properties.

(l) Shares. "Shares" shall mean either ERLY Shares or ARI Shares. Whether "Shares" means ERLY Shares or ARI Shares shall be determined by the Company's Board of Directors in its sole discretion; provided, however, that if ARI Shares are to be issued pursuant to Paragraph 7(d) of this Plan, the Company shall acquire such shares by purchases on the open market and shall not issue treasury shares or authorized but unissued shares in satisfaction of the Company's obligation under Paragraph 7(d).

4. Plan Committee. (a) The Committee shall select one of its members as its Chairman and shall hold its meetings at such time and places as it shall deem advisable. Members of the Committee may, but need not be, employees, officers, or directors of the Company. The Board of Directors may at any time remove, replace, substitute, or add any one or more members of the Committee.

(b) Subject to the express provisions of this Plan, the Committee shall have complete authority to interpret the provisions of the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the details and provisions of each Incentive Share issued hereunder, and to make all other determinations necessary or advisable in the Plan's administration. Determinations of the Committee on matters of interpretation of the Plan shall be final, binding and conclusive on all Participants.

(c) A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Committee shall constitute the action of the Committee.

(d) Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require or request.

5. Participation. Any Employee of the Company shall be eligible for selection to participate in the Plan. Based on recommendations from the President of the Company the Committee shall select the Employees to participate in the Plan (the "Participants" or, individually, "Participant"). In determining which Employees shall participate, the President and the Committee shall take into account the provisions of the Plan, the duties of the Employee, the Employee's past, present and future contributions to the success of the Company, and such other factors deemed relevant in connection with accomplishing the purpose of the Plan. Nothing contained herein to the contrary withstanding, the Chairman and President of the Company and each of its subsidiaries and divisions shall participate in the Plan at the levels specified in Paragraph 7(b) below.

6. Number of Erly Shares Subject to the Plan. (a) The number of ERLY Shares which may be issued hereunder shall not exceed an aggregate of 250,000 shares.

(b) In the event that the outstanding shares of ERLY or the Company are hereafter increased, or if other securities are issued by the Company by reason of stock split, spin-off, or stock dividend, no adjustment shall be made to the number of shares issuable pursuant to this Plan.

7. Terms and Conditions of Awards. (a) Each award under this Plan shall be an award with respect to a period of two consecutive fiscal years, herein called an Award Period. Each year within an Award Period is herein called an Award Year. The first Award Period and Award Year shall begin on April 1, 1994 and a new Award Year shall begin on the first day of each succeeding fiscal year until the Plan is terminated by the Board of Directors. Each subsequent Award Year shall commence at the termination of the preceding Award Year.

(b) Subject to paragraph 7(c) below, Participants in the Plan shall be eligible to receive the indicated percentage of their base salary as a bonus based on the Company's Return on Equity during an Award Year for the Company or its division or subsidiary based on the following formula:


                                American Rice, Inc.
                                 Return on Equity
                   ---------------------------------------------------
Title or            15.00%     18.00%     21.00%     24.00%
Office (1)         to 17.99%  to 20.99%  to 23.99%  to 26.99%  27.00+%
-----------------  ---------  ---------  ---------  ---------  -------
Department Manager/
  Assistant Vice
  President            5%        10%        20%        30%         40%

Vice President        10%        20%        30%        50%         65%

Senior Vice
  President           10%        25%        50%        75%        100%

Executive Vice
  President           15%        30%        60%        90%        120%

President             15%        30%        60%        105%       135%

Chairman              15%        30%        60%        105%       135%


(1) Plan participants holding more than one of the indicated titles shall not be entitled to more than one bonus, but rather shall participate at the highest bonus level indicated.

(c) Bonuses for an Award Year shall be payable over an Award Period. For each Award Period, bonuses shall be seventy percent (70%) earned in the first Award Year if the Company, division or subsidiary achieves a Return on Equity of fifteen percent (15%) or greater and the remaining thirty percent (30%) of the bonus will be earned only if the Company, division or subsidiary achieves a Return on Equity of at least fifteen percent (15%) in the next succeeding Award Year during the Award Period. A bonus for an Award Year shall be earned only if the Participant is an employee of the Company or one of its subsidiaries or divisions at the end of the Award Year.

(d) Bonuses will be payable not later than forty-five (45) days after the Company files its annual report on Form 10-K with the United States Securities and Exchange Commission ("SEC"). All bonuses shall be payable eighty (80%) percent in cash and twenty (20%) percent in Incentive Shares. The number of Shares to be issued in payment of the stock portion of the bonus shall be (i) the dollar value of the bonus to be paid in Incentive Shares divided by (ii) the average Fair Market Value of a Share during the last five weeks of the Award Year in which the bonus is earned.

(e) Except as set forth in paragraph 5 above, at the beginning of each subsequent Award Year the Committee, in its discretion, shall determine and identify the Employees who shall participate in the Plan during the Award Period beginning with such Award Year.

(f) The Incentive Shares earned by an Employee shall not entitle the Employee to voting rights or any other rights of a shareholder with respect thereto until stock certificates representing the Shares are actually issued.

(g) If an Employee holds more than one position in the Company and its subsidiaries and/or divisions, or if an Employee holds positions in more than one of the Company, its divisions and subsidiaries, the potential bonus for an Award Year shall be calculated for each position held with the Company and each subsidiary and each division during the Award Year, but only the highest bonus earned shall be paid.

8. Transferability. Except as provided in Paragraph 9(b), Incentive Shares granted pursuant to the terms of this Plan shall not be transferable for a period of two years following their issue other than upon the death of a Participant.

9.  Termination; Death; Disability or Retirement.

(a) Any unearned cash bonus and Incentive Shares payable or issuable pursuant to the terms of this Plan shall be forfeitable upon termination of employment for any reason and earned payments will be made in accordance with paragraph 7(d).

(b) If any Employee shall die, retire pursuant to the Company's normal retirement policy, or become permanently and totally disabled as determined in accordance with the applicable personnel policies, the Employee's payments earned under the terms of this Plan shall become 100% nonforfeitable on the date of such death, retirement or disability. In the event of an Employee's death or mental disability, the Bonus and Incentive Shares will be issued in accordance herewith to the party or parties to whom the Employee's rights shall have passed by Will or otherwise by law. No transfer of an Incentive Share by the Employee by will or by the laws of descent and distribution shall be effective to bind the Company, unless the Company is furnished a written notice thereof and an authenticated copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer.

10. Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate for Shares prior to fulfillment of all of the following conditions, if applicable:

(a) The admission of such Shares to listing on all stock exchanges on which the Shares are then listed.

(b) The obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary, or advisable.

11. Amendment and Termination of the Plan. This Plan may not be amended more often than once every six months other than to comply with changes to the Internal Revenue Code.

12.  Miscellaneous.

(a) Continuing Employment. Nothing contained in the Plan or any related agreement shall obligate the Company to continue the employment of any Employee for any period or interfere in any way with the right of the Company to reduce the Employee's compensation or change the Employee's title or terms of employment, subject to any employment agreement which may exist from time to time between the Company and the Employee.

(b) Other Compensation Plans of Company. This Plan has no effect on the rights and obligations of Employees of the Company or under any other qualified or nonqualified compensation plan of the Company.

(c) Plan Binding on Successors. This Plan shall be binding on each of the parties hereto and their successors and assigns.

(d) Severability. If any provision of this Plan is held to be illegal, invalid, disqualifying or unenforceable under present or future laws, such provision shall be fully severable; the Plan shall be construed and enforced as if such illegal, invalid, disqualifying or unenforceable provision had never comprised a part of the Plan; and the remaining provisions of the Plan shall continue in full force and effect and shall not be affected by the illegal, invalid or disqualifying or unenforceable provision of its severance from this Plan. Furthermore, in lieu of such illegal, invalid or disqualifying or unenforceable provision, there shall be added automatically as a part of this Plan a provision as similar in terms to such illegal, invalid, disqualifying or unenforceable provision a may be possible and be legal, valid, qualifying and enforceable.

(e) Assignment and Alienation. The Employee's rights under this Plan may not be assigned or alienated, whether voluntarily or involuntarily, and any attempted assignment or alienation of such rights shall be null and void.

(f) Gender Interpretation. In all cases where appropriate, words of one gender include the other genders, the singular includes the plural, and the plural includes the singular.

(g) Applicable Law. This Plan will be governed by the laws of the State of Texas.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the Company at its regular place of business.

                            ERLY INDUSTRIES INC.

                            SHAREHOLDERS' PROXY

        This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints GERALD D. MURPHY and DOUGLAS A. MURPHY as Proxies, each of them with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of ERLY Industries Inc. held on record by the undersigned on August 3, 1995, at the Annual Meeting of Shareholders to be held on September 6, 1995, or any adjournment thereof.


1.  ELECTION OF DIRECTORS   __ FOR all nominees listed below (except as marked
                               to the contrary below)

                            __ WITHHOLD AUTHORITY (to vote for all nominees
                               listed below)

    G.D. Murphy, D.A. Murphy, W.H. Burgess, B.J. McFarland and A.M. Wiener. (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below):

______________________________________________________________________________


2. To amend the Articles of Incorporation to increase the number of authorized shares of the Company's common stock, $.01 par value, from 5,000,000 shares to 15,000,000 shares.

    ___ For   ___ Against  ___ Abstain

3.  Approval of the American Rice, Inc. Incentive Compensation Plan.

    ___ For   ___ Against  ___ Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                       ERLY INDUSTRIES INC.

                       SHAREHOLDERS' PROXY



       ____________        ______________________
       Proxy Number        Shares of common stock


 This Proxy when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1, 2 and 3.

                        Dated...............................,1995

                        _________________________________________
                        Signature

                        _________________________________________
                        Signature, if held jointly

 IMPORTANT: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.